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                                                                    EXHIBIT 99.1


                                     REGENT
                              COMMUNICATIONS, INC.



FOR IMMEDIATE RELEASE
---------------------

                    REGENT RECEIVES COURT APPROVAL TO ACQUIRE
                       12 RADIO STATIONS FROM BRILL MEDIA

COVINGTON, KY, AUGUST 27, 2002 - Regent Communications, Inc. (Nasdaq: RGCI) announced today that it has received final approval from the bankruptcy court for the acquisition of 12 radio stations from Brill Media Company LLC and related debtor entities, in connection with Brill Media's federal bankruptcy proceeding. Regent's acquisition is subject to receipt of all required regulatory approvals. Regent anticipates closing this transaction late in the fourth quarter of 2002 or the first quarter of 2003.

As previously announced, Regent will pay approximately $62 million for the assets. Up to one half of the acquisition price is expected to be paid in Regent common stock, subject to Regent's option of substituting cash for the stock portion of the transaction, in whole or in part, if the market price of Regent's common stock is less than $7.50 per share within the applicable time period preceding the closing date. The non-stock portion of the purchase price will be paid entirely in cash, and in no event will be less than $31.0 million.

Regent anticipates that it will begin operating the stations pursuant to a local marketing agreement by mid-September 2002. Given the anticipated timing of the operational takeover, the acquisition will not have a material effect on the Company's third quarter results. As a result, Regent is not adjusting its financial guidance at this time.

Terry Jacobs, Chairman and Chief Executive Officer, commented, "This acquisition provides us with an excellent opportunity to drive strong revenue and cash flow growth over the long-term. Over the next six months our focus will be on integrating these stations into our portfolio. Specifically, we anticipate reducing the commercial load on a number of properties to more practical levels, as well as turning our construction permit in Colorado into a live station. As a result, we would expect significant margin improvements in these stations beginning in the second half of next year, as the benefits of Regent's long-term operational focus take hold. However, even with these investments, we still expect these stations to contribute incremental cash flow to our fourth quarter results."

"We also believe we are entering these markets on solid financial terms," Mr. Jacobs continued. "In fact, adjusting for stick value, this transaction was done at an attractive multiple of approximately 13 times 2002 broadcast cash flow. In addition, even with this acquisition we will maintain one of the strongest balance sheets in the industry, providing us with the flexibility to do further acquisitions which enhance our long-term growth potential."

                                 Continued . . .
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                                                  Regent Communications - Page 2

Regent is acquiring WIOV-FM and WIOV-AM serving Lancaster-Reading, PA; WBKR-FM, WKDQ-FM and WOMI-AM serving the Evansville, IN and Owensboro, KY markets; KTRR-FM and KUAD-FM and a construction permit for an FM station serving Fort Collins-Greeley, CO; and KKCB-FM, KLDJ-FM, KBMX-FM and WEBC-AM serving Duluth, MN.

Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in middle and small-sized markets. Upon the close of all announced transactions, Regent will own and operate 73 stations located in 17 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol "RGCI."


This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which we claim the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "project" and other similar expressions. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by our financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; fluctuations in the cost of operating radio properties; our ability to manage our growth; our ability to integrate these and other acquisitions; and changes in the regulatory climate affecting radio broadcast companies. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent's filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission's website at http://www.sec.gov and/or from Regent Communications, Inc.



CONTACT:
--------
Terry Jacobs                                      John Buckley/Chris Plunkett
Chairman and CEO                                  Brainerd Communicators, Inc.
Regent Communications, Inc.                       212-986-6667
859-292-0030                                      buckley@braincomm.com

Tony Vasconcellos
Senior Vice President and Chief Financial Officer
Regent Communications, Inc.
859-292-0030